Exhibit 99.1

FOR IMMEDIATE RELEASE

For:	United Fire & Casualty Company
118 Second Avenue SE, PO Box 73909
Cedar Rapids, Iowa 52407-3909

Contact: John A. Rife, President/CEO, 319-399-5700

United Fire & Casualty Company Reports Record Quarterly Earnings

•	Third quarter net income totaled $21.7 million, or $2.04 per share / $60.2 million, or $5.64 per share YTD

•	Third quarter net operating income of $20.2 million, or $1.89 per share / $58.1 million, or $5.42 per share YTD

•	Third quarter total revenues were $156.8 million / $451.6 million YTD

•	Third quarter combined ratio was 85.5% / 84.3% YTD

•	Book value of $42.85 per share as of September 30, 2004

CEDAR RAPIDS, IA – October 21, 2004 – United Fire & Casualty Company (Nasdaq: UFCS) today reported third quarter 2004 net income of $21.7 million, or $2.04 per share (after providing for the dividend on convertible preferred stock), which includes net realized investment gains (before tax) of $2.3 million. Net income for the third quarter of 2003 was $14.3 million, or $1.31 per share (after providing for the dividend on convertible preferred stock), which included net realized investment losses (before tax) of $.3 million. Third quarter diluted earnings were $1.83 per share and $1.22 per share for 2004 and 2003, respectively.

Despite an increase in catastrophe activity, we achieved improvement in third quarter net income resulting from growth in premiums earned and a decrease in non-catastrophe claims.

Net operating income for the third quarter of 2004 was $20.2 million, or $1.89 per share (after providing for the dividend on convertible preferred stock). Net operating income for the third quarter of 2003 was $14.5 million, or $1.33 per share (after providing for the dividend on convertible preferred stock).

Total revenues were $156.8 million in the third quarter of 2004, an increase of $10.7 million, or 7.3 percent, over the third quarter of 2003. Net premiums earned increased 6.7 percent to $126.5 million in the third quarter of 2004, compared to $118.5 million in the third quarter of 2003. Net realized investment gains were $2.3 million in the third quarter of 2004, compared to net realized investment losses of $.3 million in the third quarter of 2003. Investment income was $27.9 million in the third quarter of 2004, a 1.2 percent increase from the third quarter of 2003.

Pre-tax catastrophe losses, net of reinsurance, of $12.5 million for the third quarter of 2004 added 10.7 points to the combined ratio, resulting in an after-tax earnings reduction of $.81 per share. In comparison, pre-tax catastrophe losses, net of reinsurance, of $4.1 million for the third quarter of 2003 added 3.7 points to the combined ratio, resulting in an after-tax earnings reduction of $.27 per share. The series of hurricanes that hit the southern United States in recent months accounted for third quarter pre-tax losses totaling $10.3 million. Of this amount, Hurricane Charley accounted for approximately $5.5 million. Subsequent to quarter end, we have incurred additional pre-tax losses of $.5 million related to Hurricane Jeanne, which occurred in the last week of September. This has brought total losses incurred to date related to Hurricane Jeanne to $3.0 million. During the quarter we also incurred pre-tax losses of $1.5 million related to a severe hailstorm that hit Kansas.

“Our company produced strong results in the third quarter of 2004, earning an underwriting profit for the seventh consecutive quarter,” said President & CEO John A. Rife. “The property-casualty and life business segments both contributed to our profitability in the third quarter.

“Although we had an increase in catastrophe losses, due primarily to the series of hurricanes that struck the southern United States in recent months, we were fortunate to experience a decrease in non-catastrophe claims in the third quarter.

“The hurricanes caused significant damage to individuals and businesses in Alabama, Florida and Mississippi. To ensure our policyholders of a fast recovery, our claims representatives put forth extra efforts to settle storm claims as efficiently as possible. I’ve been gratified by the many expressions of thanks we’ve received from policyholders and agents about our handling of storm claims.”

UNITED FIRE & CASUALTY COMPANY AND SUBSIDIARIES

Financial Results (In thousands, except per share data and number of shares)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues
Net premiums written	$121,306	$120,436	$379,663	$366,741

Net premiums earned	$126,451	$118,527	$365,175	$342,458
Investment income, net of investment expenses	27,930	27,608	82,965	80,293
Realized investment gains (losses)	2,281	(252)	3,300	(3,100)
Other income	105	218	202	1,776

Total Revenues	156,767	146,101	451,642	421,427
Benefits, Losses and Expenses
Losses and settlement expenses	72,594	74,736	203,010	214,365
Increase in liability for future policy benefits	4,500	1,502	8,533	5,374
Amortization of deferred policy acquisition costs	27,284	25,188	81,406	70,065
Other underwriting expenses	6,633	9,798	28,277	33,570
Interest on policyholders’ accounts	14,113	14,244	42,640	42,233

Total Benefits, Losses and Expenses	125,124	125,468	363,866	365,607

Income before income taxes	31,643	20,633	87,776	55,820

Federal income taxes	9,958	6,311	27,565	16,904

Net income	$21,685	$14,322	$60,211	$38,916

Less preferred stock dividends and accretions	$1,186	$1,185	$3,545	$3,544

Earnings available to common shareholders	$20,499	$13,137	$56,666	$35,372

Net operating income	$20,202	$14,486	$58,066	$40,931

Weighted average shares outstanding	10,060,503	10,038,127	10,054,934	10,037,776

Basic earnings per common share	$2.04	$1.31	$5.64	$3.52

Diluted earnings per common share	$1.83	$1.22	$5.10	$3.31

Cash dividends declared per common share	$0.20	$0.19	$0.60	$0.57

Following is a discussion of our year-to-date results.

For the first nine months of 2004 net income was $60.2 million, or $5.64 per share (after providing for the dividend on convertible preferred stock). For the nine months ended September 30, 2003 net income was $38.9 million, or $3.52 per share (after providing for the dividend on convertible preferred stock). Diluted earnings for the first nine months of 2004 was $5.10 per share. Diluted earnings for the first nine months of 2003 was $3.31 per share. Net realized investment gains (before tax) were $3.3 million through September 30, 2004, compared to net realized investment losses (before tax) of $3.1 million for the first nine months of 2003.

Net operating income for the nine months ended September 30, 2004 was $58.1 million, or $5.42 per share (after providing for the dividend on convertible preferred stock), versus net operating income of $40.9 million, or $3.73 per share (after providing for the dividend on convertible preferred stock), for the nine months ended September 30, 2003.

Pre-tax catastrophe losses for the nine months ended September 30, 2004, net of reinsurance, were $17.8 million, which added 5.3 points to the combined ratio. These catastrophe losses resulted in an after-tax earnings impact of $1.15 per share. For the same period of 2003, pre-tax catastrophe losses were $17.0 million, which added 5.3 points to the combined ratio. These catastrophe losses resulted in an after-tax earnings impact of $1.10 per share.

Following is a discussion of third quarter 2004 results for each business segment.

Property and casualty insurance segment

In the third quarter of 2004, our property and casualty insurance segment’s pre-tax income was $24.8 million, compared to $17.2 million in the third quarter of 2003. Growth in premiums earned, decreased non-catastrophe claims and a decrease in other underwriting expenses significantly contributed to the improvement in pre-tax income. This improvement was offset to some extent by an increase in catastrophe activity and amortization of the deferred acquisition cost asset. The amortization of deferred policy acquisition costs has increased as a result of significant increases in the deferred policy acquisition cost asset in recent years. Deferred policy acquisition costs are amortized to expense as the related premiums are earned.

Net premiums written in the third quarter of 2004 were $113.8 million compared to $112.7 million in the third quarter of 2003. Net premiums earned in the third quarter of 2004 were $116.8 million compared to $111.0 million in the third quarter of 2003. The growth in net premiums earned achieved during 2004 is attributable to pricing and other underwriting initiatives pursued in recent years. In the two year period preceding 2004 we have implemented premium rate increases in several of our lines of business. While these pricing increases have leveled in 2004, we continue to realize the impact of the prior year premium rate increases as the related premium is earned.

The net loss ratio, which includes loss adjustment expenses, was 58.8 percent for the third quarter of 2004 versus 62.3 percent for the third quarter of 2003. The third quarter 2004 commercial lines net loss ratio (including reinsurance) was 57.4 percent, compared to 59.2 percent for the third quarter of 2003. The third quarter 2004 personal lines net loss ratio was 70.6 percent, compared to 83.5 percent for the third quarter of 2003. The improvement in the net loss ratio is primarily attributable to the underwriting initiatives pursued in recent years and a decrease in non-catastrophe claims frequency.

The expense ratio improved to 26.7 percent in the third quarter of 2004, compared to 29.0 percent in the third quarter of 2003. The improvement is attributable to an increase in the proportion of policy acquisition costs deferred in the third quarter of 2004 when compared to the third quarter of 2003. This increase was the result of the improved underwriting experience achieved in the third quarter of 2004 when compared to the third quarter of 2003.

“It was necessary for our company to practice more disciplined underwriting and pricing during the hard market of recent years,” said Rife. “We believe these underwriting and pricing initiatives have contributed to the year’s positive results.

“We expect the insurance market to continue to soften in the upcoming year, with increased competition for more desirable risks. The main challenge for our company will be to retain good business and write new business by offering pricing that is competitive, yet adequate given the current market conditions.

“Technology remains an important priority for our company. In October, we introduced new real-time technology to our agents, which offers them instant access to policyholders’ billing, claim and policy information directly from their agency management system. We hope this will enable agents to more quickly respond to their customers’ requests and inquiries.”

Property & Casualty Insurance Financial Results: (In thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues
Net premiums written	$113,768	$112,728	$357,942	$344,413

Net premiums earned	$116,763	$110,971	$339,174	$320,035
Investment income, net	7,076	7,606	21,079	19,334
Realized investment gains (losses)	714	(333)	1,744	459
Other income	—	192	—	1,688

Total Revenues	124,553	118,436	361,997	341,516

Benefits, Losses and Expenses
Losses and settlement expenses	68,632	69,088	189,264	200,494
Amortization of deferred policy acquisition costs	26,004	23,188	73,254	62,314
Other underwriting expenses	5,152	8,941	23,357	29,323

Total Benefits, Losses and Expenses	99,788	101,217	285,875	292,131

Income before income taxes	24,765	17,219	76,122	49,385

Federal income taxes	7,542	5,070	23,464	14,588

Net income	$17,223	$12,149	$52,658	$34,797

Life insurance segment

In the third quarter of 2004 our life insurance segment recorded pre-tax income of $6.9 million, compared to $3.4 million for the third quarter of 2003. The improvement was the result of a combination of several factors. The most significant factor was growth in net premiums earned, which increased to $9.7 million in the third quarter of 2004 compared to $7.6 million in the third quarter of 2003. This increase was the result of marketing initiatives pursued in the last year, which have led to an increase in the sales of single premium whole life and term products. Net realized investment gains were $1.6 million in the third quarter of 2004, compared to net realized investment gains of $.1 million in the third quarter of 2003. Losses and settlement expenses were $4.0 million in the third quarter of 2004, compared to $5.6 million in the third quarter of 2003. These improvements in our life insurance segment’s quarterly results were offset to some extent by a $3.0 million increase in the provision for liability for future policyholder benefits. This deterioration was driven by the increase in future policy benefits resulting from the increased sales levels of single premium whole life and term products.

Despite the growth in the sales of our single premium whole life and term products, overall net premiums written have decreased due to the discontinuance of our credit life business earlier this year.

Historically, the principal product of our life insurance segment has been the single premium deferred annuity. Pursuant to U.S. generally accepted accounting principles, annuity deposits are not reported as net premiums earned. Rather, annuity deposits are recorded as liabilities for future policyholder benefits. Revenues for annuities consist of policy surrender charges and investment income earned on policyholder deposits. In the third quarter of 2004 annuity deposits were $11.7 million compared to $6.9 million in the third quarter of 2003. These quarterly annuity deposit results are much lower than the results we had been able to achieve prior to the temporary suspension of the sale of all fixed annuity business that went into effect on June 30, 2003. We temporarily suspended the sale of fixed annuities in consideration of the difficulty we had in finding investment vehicles suitable in duration and quality to fit our asset-liability matching needs. The difficulty in finding suitable investment vehicles resulted in the accumulation of significant amounts of cash, which improved our liquidity, but also resulted in negative spreads on new business.

As a result of the improving investment environment, we re-entered the fixed annuity marketplace in most of our licensed states effective January 1, 2004. The annuity deposits recognized during the suspension of new fixed annuity business were the result of business written prior to the suspension. Since our re-entry into the fixed annuity marketplace our annuity deposit levels have gradually recovered, but they have not yet returned to pre-suspension levels.

Rife commented, “I was very encouraged by the third quarter results for our life insurance segment. The introduction of term life and whole life products with improved rates resulted in a substantial increase in life premium in the third quarter. Annuity sales were fairly flat in the third quarter, a reflection of the current investment and interest rate environments. We remain cautiously optimistic about future opportunities in the investment marketplace.”

Life Insurance Financial Results: (In thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues
Net premiums written	$7,538	$7,708	$21,721	$22,328

Net premiums earned	$9,688	$7,556	$26,001	$22,423
Investment income, net	20,854	20,002	61,886	60,959
Realized investment gains (losses)	1,567	81	1,556	(3,559)
Other income	105	26	202	88

Total Revenues	32,214	27,665	89,645	79,911

Benefits, Losses and Expenses
Losses and settlement expenses	3,962	5,648	13,746	13,871
Increase in liability for future policy benefits	4,500	1,502	8,533	5,374
Amortization of deferred policy acquisition costs	1,280	2,000	8,152	7,751
Other underwriting expenses	1,481	857	4,920	4,247
Interest on policyholders’ accounts	14,113	14,244	42,640	42,233

Total Benefits, Losses and Expenses	25,336	24,251	77,991	73,476

Income before income taxes	6,878	3,414	11,654	6,435

Federal income taxes	2,416	1,241	4,101	2,316

Net income	$4,462	$2,173	$7,553	$4,119

Financial condition and supplementary financial information

At September 30, 2004 our consolidated total assets were $2.5 billion, compared to $2.4 billion at December 31, 2003. Stockholders’ equity at September 30, 2004 was $431.2 million, with a book value of $42.85 per share, versus stockholders’ equity of $373.9 million, with a book value of $37.23 per share, as of December 31, 2003.

Stockholders’ equity included $96.8 million of after-tax net unrealized investment gains as of September 30, 2004 compared to $90.6 million of after-tax net unrealized investment gains as of December 31, 2003.

Financial Condition: (In thousands, except per share data)			September 30,	December 31,
			2004	2003
Total assets			$2,534,774	$2,405,155
Total stockholders’ equity			431,249	373,926
Common stockholders’ equity (book value) per share			42.85	37.23
Total cash & investments			2,209,689	2,097,163

Supplementary Financial Analysts’ Data: (Dollars in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
GAAP combined ratio:
Net loss ratio	58.78%	62.26%	55.80%	62.65%
Expense ratio	26.68%	28.95%	28.48%	28.63%

Combined ratio	85.46%	91.21%	84.28%	91.28%
Combined ratio (without catastrophes)	74.76%	87.51%	78.98%	85.98%

Statutory combined ratio:
Net loss ratio	58.78%	62.26%	55.80%	62.65%
Expense ratio	30.41%	31.48%	29.85%	29.69%

Combined ratio	89.19%	93.74%	85.65%	92.34%
Combined ratio (without catastrophes)	78.49%	90.04%	80.35%	87.04%

Personal and commercial* lines underwriting analysis:
Premiums earned - personal lines	$11,927	$14,044	$36,838	$43,204
Losses and loss adjustment expenses incurred - personal lines	8,421	11,729	21,410	34,952
Personal lines net loss ratio	70.60%	83.52%	58.12%	80.90%

Premiums earned - commercial lines	$104,836	$96,927	$302,336	$276,831
Losses and loss adjustment expenses incurred - commercial lines	60,211	57,359	167,854	165,542
Commercial lines net loss ratio	57.43%	59.18%	55.52%	59.80%

*	Commercial lines information includes reinsurance results

United Fire & Casualty Company is a regional insurer that, along with its insurance subsidiaries, offers personal and commercial property and casualty insurance and life insurance. Its products are marketed principally through its regional offices in Cedar Rapids, Iowa (company headquarters); Denver, Colorado; and Galveston, Texas. For the twelfth consecutive year, United Fire & Casualty Company has been named to the Ward’s 50, a respected benchmark group of the industry’s top-performing insurance companies. For more information about United Fire & Casualty Company and its products and services, visit our Web site, www.unitedfiregroup.com.

Non-GAAP Financial Measures

We believe that investor understanding of our financial performance is enhanced by disclosure of certain non-GAAP financial measures. The non-GAAP financial measures we utilize in this release are net operating income, net premiums written, catastrophe losses and statutory combined ratio. Net operating income is a key measure used by management and investors in monitoring the operating results of a company’s core business. Net premiums written, catastrophe losses and statutory combined ratio are statutory financial measures prepared in accordance with statutory accounting rules as prescribed by the National Association of Insurance Commissioners’ Accounting Practices and Procedures Manual.

Net operating income: The difference between net income and net operating income is the inclusion in net income of after-tax realized investment gains and losses. We utilize net operating income because we believe it is a useful measure of the underlying performance of our core business. Management and investors commonly evaluate operating earnings as an indicator of a company’s financial performance. This measure also is described as net income before after-tax realized investment gains and losses. Because our calculation of net operating income may differ from similar measures used by other companies, investors should be careful when comparing our measure of net operating income to that of other companies.

(In Thousands)	Net Income	After-tax Realized Losses (Gains)	Net Operating Income	Net Income/Net Operating Income per share*
Third quarter
2004	$21,685	$(1,483)	$20,202	$2.04 / $1.89

2003	$14,322	$164	$14,486	$1.31 / $1.33

Year to date
2004	$60,211	$(2,145)	$58,066	$5.64 / $5.42

2003	$38,916	$2,015	$40,931	$3.52 / $3.73

*	Per share amounts are calculated after providing for the dividend on convertible preferred stock.

Net premiums written: Net premiums written is a statutory accounting measure representing the amount of premiums charged for policies issued during the period. These premiums are reflected as revenue as they are earned over the underlying policy period. Net premiums written applicable to the unexpired term of a policy are recorded as unearned premium. We evaluate net premiums written as a measure of business production for the period under review.

(In Thousands)	Net Premiums Written	Net Change in Unearned Premium	Net Premiums Earned
Third quarter
2004	$121,306	$5,145	$126,451

2003	$120,436	$(1,909)	$118,527

Year to date
2004	$379,663	$(14,488)	$365,175

2003	$366,741	$(24,283)	$342,458

Catastrophe losses: A catastrophe loss is a single incident or series of closely related incidents causing severe insured losses. Catastrophes are by their nature unpredictable. The frequency and severity of catastrophic losses we experience in any year impacts our results of operations and financial position. In analyzing the underwriting performance of our property and casualty insurance segment, we evaluate performance both including and excluding catastrophe losses. We define catastrophes to include events that cause $25.0 million or more in industry-wide direct insured losses to property and that affect a significant number of insureds and insurers. This is the same definition utilized by the Insurance Services Office, a supplier of property and casualty statistical data. At United Fire, we also include in our catastrophe totals those events we believe are, or will be, material to our operations, either in amount or in number of claims made.

Statutory combined ratio: The combined ratio is a commonly used financial measure of underwriting performance. A combined ratio below 100 percent indicates a profitable book of business. The combined ratio is the sum of two separately calculated ratios, the loss and loss adjustment expense ratio (referred to as the “net loss ratio”) and the underwriting expense ratio (the “expense ratio”). When prepared in accordance with U.S. generally accepted accounting principles, the net loss ratio is calculated by dividing the sum of losses and loss adjustment expenses by net premium earned. The expense ratio is calculated by dividing non-deferred underwriting expenses and amortization of deferred policy acquisition costs by net premiums earned. When prepared in accordance with statutory accounting principles, the net loss ratio is calculated by dividing the sum of losses and loss adjustment expenses by net premium earned. The expense ratio is calculated by dividing underwriting expenses by net premiums written.

Disclosure of forward-looking statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate, management’s beliefs and assumptions made by management. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “continues,” “seeks,” “estimates,” “predicts,” “should,” “could,” “may,” “will continue,” “will be,” “will promote,” “might,” “hope,” “encouraging,” “optimistic” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Among the factors that could cause our actual outcomes and results to differ are the following: inherent uncertainties with respect to loss reserving; the occurrence of catastrophic events or other insured or reinsured events with a frequency or severity exceeding our estimates; the actual amount of new and renewal business and demand for our products and services; the competitive environment in which we operate, including price, product and service competition; developments in domestic and global financial markets that could affect our investment portfolio and financing plans; impact of regulatory actions on our Consolidated Financial Statements; uncertainties relating to government and regulatory policies; additional government and stock exchange policies relating to corporate governance, and the cost to comply; legal developments; changing rates of inflation, interest rates and other economic conditions; a continuation or worsening of domestic and global economic conditions; our relationship with our agencies; the valuation of invested assets; the recovery of deferred acquisition costs; or our relationship with our reinsurers. These are representative of the risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially from what is expressed in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.